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                                                                    Exhibit 99.1
                              NOTICE OF REDEMPTION
                                       BY
                              AK STEEL CORPORATION
                                       OF
                                   ALL OF ITS
                    91/8% SENIOR NOTES DUE DECEMBER 15, 2006
                            CUSIP Number: 001546AC4*

         Notice is hereby given, pursuant to Section 3.3 of the Indenture (the "Indenture"), dated as of December 17, 1996, as amended, among AK Steel Corporation (the "Company"), AK Steel Holding Corporation and Fifth Third Bank, as successor trustee (the "Trustee"), that the Company has called for redemption all of its 91/8% Senior Notes Due December 15, 2006 (the "Notes") outstanding on July 11, 2002 (the "Redemption Date"), at a price (the "Redemption Price") equal to 104.56% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, in accordance with paragraph 5 of the Notes.

         To receive the Redemption Price, a holder of Notes must surrender the certificate or certificates evidencing those Notes to the Trustee (who is also acting as paying agent), at the address listed below:

                                Fifth Third Bank
                           Corporate Trust Operations
                                Mail Drop 10AT66
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263

         To expedite processing, Notes may be surrendered prior to the Redemption Date, but payment will not be made until the Redemption Date. The method of delivery of the Notes is at the option and risk of the holder. If you use the mail, we recommend for your protection that delivery be made by registered mail, properly insured, with return receipt requested.

         On the Redemption Date, the Redemption Price will become due and payable on the Notes, interest thereon will cease to accrue and all rights of Noteholders therein will cease except the right to receive the Redemption Price.

         Under federal income tax law, the Trustee (as paying agent) will be required to withhold 30% of the amount of any payments made to certain holders of Notes. In order to avoid such "backup withholding," each Noteholder should complete and sign the Substitute Form W-9 enclosed with this Notice of Redemption (and return it to the Trustee with the Notes), providing such holder's correct taxpayer identification number ("TIN") on the Substitute Form W-9 and indicating that the holder is not subject to backup withholding by checking the box in part 2 of the Substitute Form W-9. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a TIN if you do not have one and how to complete the Substitute Form W-9 if your Notes are held in more than one name) consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         A copy of this Notice of Redemption is being sent to all holders of record of the Notes. Questions and requests for additional copies of this Notice of Redemption should be directed to Fifth Third Bank, Corporate Trust Services (telephone: (800) 837-2755).

                                        AK STEEL CORPORATION


June 11, 2002



____________________________
* This CUSIP number has been assigned to this issue by an organization not affiliated with Trustee and is included solely for the convenience of the Noteholders. Neither AK Steel Corporation nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Notes or as indicated in any redemption notice.